EXHIBIT 15





October 22, 1997

Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas  77002

     We have made a review, in accordance with the standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended September 30, 1997 and 1996, as indicated in our report dated October 22, 1997. Because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 is incorporated by reference in Registration Statement No. 33-23328, Registration Statement No. 33-35011, Registration Statement No. 33- 45144, Registration Statement No. 33-26529, Registration Statement No. 33-26523, all on Form S-8, and Registration Statement No. 33-16517 on Form S-3.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1993, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Houston, Texas



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